EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-954-1100

john.mills@icrinc.com

Cutera® Reports Third Quarter 2008 Results

•    $2.9 Million Cash Generated From Operations

•    Launched New Fractionated Product

BRISBANE, Calif., November 3, 2008 — Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today reported financial results for the third quarter ended September 30, 2008.

Third quarter 2008 revenue was $19.1 million, compared to $28.1 million in the same period last year. Net loss for the third quarter of 2008 was $2.8 million, or $0.22 per diluted share, compared to net income of $3.1 million, or $0.22 per diluted share, in the third quarter of 2007. The third quarter of 2008 included a $2.4 million, or $0.19 per diluted share, impairment charge associated with the company’s investment in auction rate securities. Also during the third quarter of 2008, Cutera generated $2.9 million of cash from operations. As of September 30, 2008, the company had $109.4 million in cash, cash equivalents, marketable and long term investments - with no debt.

“We have made significant progress toward our goal of reducing our operating expenses to bring them in line with current revenue levels. We took decisive action in the third quarter and reduced our operating expenses by $2.9 million, when compared to the second quarter of 2008,” stated Kevin Connors, President and CEO of Cutera. “However, our revenue contraction in the third quarter was greater than expected and more than offset the expense reductions. We have the flexibility in our business model that enabled us to lower expenses quickly to respond to the lower current revenue level. We remain committed to increasing our revenue and profits and generating cash.”

“International revenue for the third quarter of 2008 was down 8%, when compared to the third quarter of 2007. When measured on a nine month year-to-date comparison, our international revenue grew 18%, when compared to the same period in 2007. We made significant investments in building our strategic global infrastructure, and even with the current economic uncertainty affecting certain regions, we expect to continue our path of long-term overall international growth.”

“U.S. revenue for the third quarter of 2008 was down 46%, when compared to the third quarter of 2007. We believe this decline was primarily the result of physicians delaying their purchase decisions during this challenging economic period. Also, we started shipping our new Pearl Fractional product at the end of the quarter. In contrast, the third quarter of 2007 had significantly higher upgrade revenue for our Pearl product which started shipping earlier in that year.”

He continued, “We are excited about the recent introduction of our new Pearl Fractional product, and are optimistic about the long-term contributions it will make as we educate the market on its features and benefits. This new application, designed to improve pronounced wrinkles by targeting the deep dermal layer, enables us to compete in the expanding fractional ablative market. The clinical results for this application are continuing to exceed our expectations.”

Mr. Connors concluded, “While the near-term prospects for our industry are difficult to predict due to economic uncertainty, we believe that our diverse global infrastructure, solid cash position, strong portfolio of products, and various development projects underway offer continuing, long-term opportunities for our company.”

Conference Call:

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PT (5:00 p.m. ET) on November 3, 2008. The call will be broadcast live over the Internet hosted at the Investor Relations section of Cutera’s website at www.cutera.com, and will be archived online within one hour of its completion and continue through 8:59 p.m. PT (11:59 p.m. ET) on November 17, 2008. In addition, you may call 1-800-762-8908 to listen to the live broadcast. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Chief Financial Officer.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera’s ability to grow its business, increase revenue, manage expenses, generate additional cash, return to profitability, develop and commercialize existing and new products and applications, and improve the performance of its worldwide sales and distribution network and outlook regarding long-term prospects are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera’s business and cause its financial results to differ materially from those contained in the forward-looking statements include the global economic crisis, which may reduce consumer demand for its products, cause potential customers to delay their purchase decisions and make it more difficult for some potential customers to obtain credit financing; its ability to increase revenue, manage expenses and improve sales productivity and performance worldwide; its ability to successfully develop and acquire new products and applications and market them to both its installed based and new customers; the length of the sales cycle process; unforeseen events and circumstances relating to its operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors,” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on November 3, 2008. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera’s third quarter September 30, 2008 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$26,683	$11,054
Marketable investments	71,662	88,510
Accounts receivable, net	6,486	10,692
Inventories	8,753	7,533
Deferred tax asset	7,938	8,058
Other current assets	2,322	1,955

Total current assets	123,844	127,802
Property and equipment, net	1,378	1,361
Long term investments	11,028	7,429
Intangibles, net	1,076	1,227
Deferred tax asset, net of current portion	814	834

Total assets	$138,140	$138,653

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,120	$2,350
Accrued liabilities	10,030	13,587
Deferred revenue	6,518	4,971

Total current liabilities	18,668	20,908
Deferred rent	1,695	1,639
Deferred revenue, net of current portion	5,652	5,593
Income tax liability	1,367	1,160

Total liabilities	27,382	29,300

Stockholders’ equity:
Common stock	13	13
Additional paid-in capital	79,166	74,871
Retained earnings	31,645	34,279
Accumulated other comprehensive income (loss)	(66)	190

Total stockholders’ equity	110,758	109,353

Total liabilities and stockholders’ equity	$138,140	$138,653

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net revenue	$19,110	$28,143	$65,482	$75,273
Cost of revenue	7,823	9,607	25,313	25,298

Gross profit	11,287	18,536	40,169	49,975

Operating expenses:
Sales and marketing	8,076	10,586	28,786	28,839
Research and development	1,828	1,764	5,617	5,435
General and administrative	2,583	3,078	8,547	8,996

Total operating expenses	12,487	15,428	42,950	43,270

Income (loss) from operations	(1,200)	3,108	(2,781)	6,705
Interest and other income, net	733	1,096	2,491	3,206
Other-than-temporary impairment on long-term investments	(2,372)	—	(2,372)	—

Income (loss) before income taxes	(2,839)	4,204	(2,662)	9,911
Provision (benefit) for income taxes	(86)	1,112	(28)	3,031

Net income (loss)	$(2,753)	$3,092	$(2,634)	$6,880

Net income (loss) per share:
Basic	$(0.22)	$0.24	$(0.21)	$0.52

Diluted	$(0.22)	$0.22	$(0.21)	$0.48

Weighted-average number of shares used in per share calculations:
Basic	12,780	13,026	12,762	13,283

Diluted	12,780	13,970	12,762	14,422

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income (loss)	$(2,753)	$3,092	$(2,634)	$6,880
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	1,326	1,517	3,983	4,305
Tax benefit (shortfall) relating to employee stock options	100	911	49	2,408
Excess tax benefit related to stock-based compensation expense	—	(1,030)	—	(1,863)
Depreciation and amortization	220	227	671	681
Change in deferred tax asset/liability	168	83	140	267
Other-than-temporary impairment on long-term investments	2,372	—	2,372	—
Other	(17)	42	89	196
Changes in assets and liabilities:
Accounts receivable	2,611	(2,263)	4,057	(1,885)
Inventories	(66)	149	(1,159)	(1,532)
Other current assets	172	(248)	220	(361)
Accounts payable	206	(188)	(230)	(473)
Accrued liabilities	(1,634)	1,700	(3,557)	893
Deferred rent	19	55	56	162
Deferred revenue	336	1,334	1,606	2,518
Income tax liability	(191)	(284)	207	(340)

Net cash provided by operating activities	2,869	5,097	5,870	11,856

Cash flows from investing activities:
Acquisition of property and equipment	(317)	(123)	(538)	(881)
Proceeds from sales of marketable investments	8,774	29,974	49,969	48,643
Proceeds from maturities of marketable investments	8,480	9,305	18,150	26,558
Purchase of marketable and long term investments	(13,590)	(22,278)	(58,085)	(66,960)
Other	—	6	—	(14)

Net cash provided by investing activities	3,347	16,884	9,496	7,346

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	3	438	263	3,511
Repurchase of common stock	—	(22,484)	—	(25,000)
Excess tax benefit related to stock-based compensation expense	—	1,030	—	1,863

Net cash provided by (used in) financing activities	3	(21,016)	263	(19,626)

Net increase (decrease) in cash and cash equivalents	6,219	965	15,629	(424)
Cash and cash equivalents at beginning of period	20,464	10,411	11,054	11,800

Cash and cash equivalents at end of period	$26,683	$11,376	$26,683	$11,376

CUTERA, INC.

CONSOLIDATED REVENUE HIGHLIGHTS

(in thousands, except percentage data)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Revenue By Geography:
United States	$9,498	$17,747	-46%	$34,266	$48,717	-30%
International	9,612	10,396	-8%	31,216	26,556	+18%

	$19,110	$28,143	-32%	$65,482	$75,273	-13%

Revenue By Product Category:
Products	$12,920	$19,633	-34%	$46,610	$55,644	-16%
Product upgrades	1,948	5,019	-61%	6,333	9,839	-36%
Service	2,920	2,333	+25%	8,311	6,308	+32%
Titan refills	1,322	1,158	+14%	4,228	3,482	+21%

	$19,110	$28,143	-32%	$65,482	$75,273	-13%